PROSPECTUS SUPPLEMENT
                      (To Prospectus dated August 2, 1995)

[LOGO]                            $200,000,000
                         ANHEUSER-BUSCH COMPANIES, INC.
                       7% Debentures Due December 1, 2025
                    (Interest payable June 1 and December 1)

                        --------------------------------

     The Debentures will be redeemable at the option of the Company at any time on or after December 1, 2005, as set forth herein.

     The Debentures will be issued and registered only in the name of Cede & Co., as nominee for The Depository Trust Company, New York, New York (the "Depositary"), as registered owner of all of the Debentures, to which principal and interest payments on the Debentures will be made. Individual purchases will be made only in book entry form (as described herein). Purchasers of such book entry interests in the Debentures will not receive physical delivery of certificates and must maintain an account with a broker, dealer or bank that participates in the Depositary's book entry system. See "Book Entry Securities" in the accompanying Prospectus.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
          PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        --------------------------------
                                                Underwriting
                                Price to        Discounts and     Proceeds to
                                 Public*       Commissions**      Company***
                              ------------     --------------   --------------
Per Debenture . . . . . .        99.675%            .875%           98.800%
Total . . . . . . . . . .     $199,350,000       $1,750,000      $197,600,000

*    Plus accrued interest, if any, from December 5, 1995.
** The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
***  Before deducting expenses payable by the Company estimated at $150,000.

                        --------------------------------

     The Debentures are being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that the Debentures will be delivered in book entry form only, on or about December 5, 1995, through the facilities of the Depositary, against payment therefor in immediately available funds. The Underwriters are:
     Dillon, Read & Co. Inc.
                    Goldman, Sachs & Co.
                                   Merrill Lynch & Co.
                                             J.P. Morgan Securities Inc.
          The date of this Prospectus Supplement is November 30, 1995.



     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE DEBENTURES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                        --------------------------------
                           DESCRIPTION OF DEBENTURES
     The Debentures offered hereby by Anheuser-Busch Companies, Inc. (the "Company") are to be issued under an Indenture dated as of August 1, 1995 (the "Indenture") between the Company and Chemical Bank, as Trustee, which is more fully described in the accompanying Prospectus under "Description of Debt Securities".

     The Debentures will bear interest at the rate of 7% per annum from December 5, 1995, payable semi-annually on each June 1 and December 1. Interest will be paid to the persons in whose names the Debentures are registered at the close of business on the May 15 or November 15 preceding the payment date.

     The Debentures will be issued in book entry form, as a single Debenture registered in the name of the nominee of The Depository Trust Company, which will act as Depositary, or in the name of the Depositary. Beneficial interests in book entry Debentures will be shown on, and transfers thereof will be effected only through, records maintained by the Depositary and its participants. Except as described in the accompanying Prospectus under "Book Entry Securities", owners of beneficial interests in a global Debenture will not be considered the Holders thereof and will not be entitled to receive physical delivery of Debentures in definitive form.

     The Debentures will be redeemable at the option of the Company at any time on or after December 1, 2005, in whole or in part, upon not fewer than 30 days' nor more than 60 days' notice, at Redemption Prices equal to the percentages set forth below of the principal amount to be redeemed for the respective
12 month periods beginning December 1 of the years indicated, together in each case with accrued interest to the Redemption Date:

 12 Months Beginning    Redemption   12 Months Beginning  Redemption
     December 1            Price         December 1          Price
 -------------------    ----------   -------------------  ----------
        2005              103.34%           2010            101.67%
        2006              103.00%           2011            101.33%
        2007              102.67%           2012            101.00%
        2008              102.34%           2013            100.67%
        2009              102.00%           2014            100.33%

and thereafter at 100% of the principal amount thereof, together with accrued interest to the Redemption Date.
















                                  UNDERWRITING
     The names of the Underwriters of the Debentures, and the principal amount thereof which each has severally agreed to purchase from the Company, subject to the terms and conditions specified in the Underwriting Agreement dated August 24, 1995 and the related Terms Agreement dated November 30, 1995, are as follows:
                                                    Principal
                                                    Amount of
             Underwriter                           Debentures
             -----------                           ----------
     Dillon, Read & Co. Inc.  . . . . . . . . .
                                                 $  50,000,000
     Goldman, Sachs & Co. . . . . . . . . . . .
                                                    50,000,000
     Merrill Lynch, Pierce, Fenner & Smith
             Incorporated . . . . . . . . . . .
                                                    50,000,000
     J.P. Morgan Securities Inc.  . . . . . . .
                                                    50,000,000

                                                 -------------

                                          Total  $ 200,000,000

                                                 =============

                                      S-2










































     Dillon, Read & Co. Inc. is the lead manager. Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and J.P. Morgan Securities Inc. are co managers.

     If any Debentures are purchased by the Underwriters, all Debentures will be so purchased. The Underwriting Agreement contains provisions whereby, if any Underwriter defaults in an obligation to purchase Debentures and if the aggregate obligations of all Underwriters so defaulting do not exceed $20,000,000 principal amount of Debentures, the remaining Underwriters, or some of them, must assume such obligations.

     The Debentures are being initially offered severally by the Underwriters for sale directly to the public at the price set forth on the cover hereof under "Price to Public" and to certain dealers at such price less a concession not in excess of .50% of the principal amount. The respective Underwriters may allow, and such dealers may reallow, a concession not exceeding .25% of the principal amount on sales to certain other dealers. The offering of Debentures is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of Debentures. After the initial public offering, the public offering price and other selling terms may be changed by the Underwriters.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Mr. Peter M. Flanigan, a director of the Company, is a Director of Dillon, Read & Co. Inc. Dillon, Read & Co. Inc. has provided from time to time, and expects in the future to provide, investment banking services to the Company, for which it has received and will receive customary fees and commissions.

     Mr. Douglas A. Warner III, a director of the Company, is the President, Chief Executive Officer and Chairman of the Board of Directors of J.P. Morgan & Co. Incorporated, the parent corporation of J.P. Morgan Securities Inc. In the ordinary course of their respective businesses, J.P. Morgan Securities Inc. and certain of its affiliates have engaged, and expect in the future to engage, in investment banking or commercial banking transactions with the Company.


                                      S-3























  ======================================  ===================================

       NO DEALER, SALESMAN OR ANY OTHER
  PERSON HAS BEEN AUTHORIZED TO GIVE ANY
  INFORMATION OR TO MAKE ANY
  REPRESENTATIONS OTHER THAN THOSE                   ANHEUSER-BUSCH
  CONTAINED IN THIS PROSPECTUS                      COMPANIES, INC.
  SUPPLEMENT AND THE ACCOMPANYING
  PROSPECTUS IN CONNECTION WITH THE
  OFFER CONTAINED IN THIS PROSPECTUS
  SUPPLEMENT AND THE ACCOMPANYING
  PROSPECTUS, AND, IF GIVEN OR MADE,                  ------------
  SUCH OTHER INFORMATION OR
  REPRESENTATIONS MUST NOT BE RELIED
  UPON AS HAVING BEEN AUTHORIZED BY THE
  COMPANY OR THE UNDERWRITERS.  THIS
  PROSPECTUS SUPPLEMENT AND THE                       $200,000,000
  ACCOMPANYING PROSPECTUS DO NOT                     7% Debentures
  CONSTITUTE AN OFFER BY THE COMPANY OR           Due December 1, 2025
  BY ANY UNDERWRITER TO SELL SECURITIES
  IN ANY STATE TO ANY PERSON TO WHOM IT
  IS UNLAWFUL FOR THE COMPANY OR SUCH
  UNDERWRITER TO MAKE SUCH OFFER IN SUCH
  STATE.  NEITHER THE DELIVERY OF THIS
  PROSPECTUS SUPPLEMENT AND THE
  ACCOMPANYING PROSPECTUS NOR ANY SALE
  MADE HEREUNDER SHALL, UNDER ANY
  CIRCUMSTANCES, CREATE AN IMPLICATION
  THAT THERE HAS BEEN NO CHANGE IN THE
  AFFAIRS OF THE COMPANY SINCE THE DATE
  HEREOF.
                                                         [LOGO]
             ----------------

             TABLE OF CONTENTS


           Prospectus Supplement
                                    Page
  Description of Debentures . . . .  S-2
  Underwriting  . . . . . . . . . .  S-2
                                                        --------
                Prospectus                       PROSPECTUS SUPPLEMENT
  Available Information . . . . . . .  2                --------
  Incorporation of Documents by
       Reference  . . . . . . . . . .  2
  The Company . . . . . . . . . . . .  3
  Use of Proceeds . . . . . . . . . .  3
  Description of Debt Securities  . .  3
  Book Entry Securities . . . . . . .  9        Dillon, Read & Co. Inc.
  Plan of Distribution  . . . . . . . 11          Goldman, Sachs & Co.
  Legal Opinion . . . . . . . . . . . 12          Merrill Lynch & Co.
  Experts . . . . . . . . . . . . . . 12      J.P. Morgan Securities Inc.

  ======================================  ===================================






                            STATEMENT OF DIFFERENCES


     The Prospectus Supplement filed herewith will be used as a supplement to the Registrant's Prospectus dated August 2, 1995, (constituting a part of registration statement 33-60885). The foregoing Prospectus Supplement will be reproduced on paper measuring approximately 8-1/2 inches by 11 inches, and will be attached to the Prospectus dated August 2, 1995. The upper left-hand corner of the circulated Prospectus Supplement and the center of the right column of the back cover of the Prospectus Supplement will each contain a one inch square corporate logo of Anheuser-Busch Companies, Inc. The corporate logo consists of a silver "A" and a white eagle on a blue background.